Exhibit 99.1

Ocean Power Technologies Announces Second Quarter Fiscal 2020 Results

Landmark PB3 PowerBuoy® Sale

Investor Conference Call and Webcast on December 10, 2019 at 11:00 A.M. ET

Monroe Township, N.J., December 9, 2019 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced financial results for the second quarter of fiscal year 2020 ended October 31, 2019.

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First PB3 PowerBuoy® Sale – Two new contracts signed with Enel Green Power Chile for a spring 2020 installation of a turn-key ocean-based laboratory solution using a PB3 PowerBuoy® power and communications platform off the coast of Chile with anticipated FY20 revenues of nearly $2 million.

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Gulf of Mexico front-end engineering design study – OPT autonomous power and communications system solution approved for operational use by leading offshore oil and gas customer to monitor deep water wells during decommissioning in the Gulf of Mexico.

●	North Sea Deployment - Exclusion Zone MonitoringTM surveillance solution deployed in August for Premier Oil relaying real-time video, radar, and data to customer operations in Aberdeen, Scotland.
●	One-Year Milestone in Adriatic Sea - PB3 PowerBuoy® leased by Eni, S.p.A. and deployed in the Adriatic Sea marked a full year of continuous operation aligning with our customer’s goal to decarbonize its operations through renewable technologies.

Management Commentary on Recent Operational Highlights

“As we deliver on our first PowerBuoy® sale, our current showcase deployments are providing baseline opportunities for strategic growth and further capability expansion into these and other new markets,” said George Kirby, OPT President and Chief Executive Officer. “Our focus now is to deliver transformative offshore power, digital information and communications solutions to customers around the world.”

Second Quarter FY 2020 Financial Review

Revenue for the second quarter of fiscal 2020 was $204,000, an increase of $63,000 as compared to $141,000 for the prior-year period. The increase was attributable to revenue generated from our contracts with Enel Green Power Chile, Premier Oil, and the U.S. Navy. Cost of revenues decreased $349,000 to $288,000, as compared to $637,000 during the three months ended October 31, 2018. Cost of revenues for the three months ended October 31, 2018 included higher upfront spending and material costs on new customer projects. The net loss for the second quarter of fiscal 2020 was $3.2 million, as compared to a net loss of $3.9 million for the prior-year period. The decrease in net loss was mainly attributable to lower cost of revenues and decrease in engineering and product development costs.

Fiscal First Half 2020 Financial Review

Revenue for the first six months of fiscal 2020 was $406,000, an increase of $234,000 as compared to $172,000 for the prior-year period. The increase was attributable to revenue generated from our contracts with Enel Green Power Chile, Premier Oil, and the U.S. Navy. Cost of revenues decreased $125,000 to $655,000, as compared to $780,000 during the six months ended October 31, 2018. This is a result of decreased costs associated with lower spending on our Eni and Premier Oil projects offset by spending on new projects as compared to the same period in fiscal 2019. The net loss for the first six months of fiscal 2020 was $6.2 million, compared to a net loss of $7.1 million for the prior-year period. The decrease in net loss was mainly attributable to lower cost of revenues and decrease in engineering and product development costs as well as a decrease in selling, general and administrative costs.

Balance Sheet and Cash Flow

Total cash, cash equivalents, and restricted cash were $11.4 million as of October 31, 2019, down from $17.2 million on April 30, 2019. Net cash used in operating activities during the six months ended October 31, 2019, was $6.4 million, a decrease of $1.2 million compared to $7.6 million during the six months ended October 31, 2018. On October 24, 2019 the Company entered into a new common stock purchase agreement with Aspire Capital which allows OPT to put up to an aggregate of $10 million of shares of the Company’s common stock to Aspire Capital for purchase over a 30-month period.

Conference Call & Webcast

Ocean Power Technologies’ management will host a conference call and webcast to review its financial and operating results on Tuesday, December 10, 2019, at 11:00 A.M. Eastern Time. Interested parties may access the conference call by dialing 877-407-8291 (toll-free in the U.S.) or 201-689-8345 for international callers.

Investors, analysts and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call available on the investor relations section of the Company’s website at https://www.oceanpowertechnologies.com/investor-relations.

A digital replay will be available by telephone approximately two hours after the completion of the call and until March 10, 2020 and may be accessed by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID#13697439. The webcast will also be archived on the Ocean Power Technologies investor relations website.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® solution platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the company’s Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-K may be accessed at www.sec.gov or at the company’s website in the Investor Relations section.

Investor Relations Contact:

Matthew Abenante, IRC

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2019	April 30, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,495	$16,660
Restricted cash- short-term	707	344
Accounts receivable	997	63
Contract assets	111	15
Other current assets	904	537
Total current assets	13,214	17,619
Property and equipment, net	559	592
Right-of-use asset, net	1,265	-
Restricted cash- long-term	220	155
Total assets	$15,258	$18,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$177	$312
Accrued expenses	1,930	1,938
Contract liabilities	990	188
Warrant liabilities	-	6
Right-of-use liability- current	215	-
Total current liabilities	3,312	2,444
Right-of-use liability	1,198	-
Deferred rent	-	147
Total liabilities	4,510	2,591
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 6,489,668 and 5,425,517 shares, respectively	7	5
Treasury stock, at cost; 4,251 and 3,770 shares, respectively	(302)	(301)
Additional paid-in capital	227,214	226,026
Accumulated deficit	(215,998)	(209,784)
Accumulated other comprehensive loss	(173)	(171)
Total stockholders’ equity	10,748	15,775
Total liabilities and stockholders’ equity	$15,258	$18,366

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2019	2018	2019	2018

Revenues	$204	$141	$406	$172
Cost of revenues	288	637	655	780
Gross loss	(84)	(496)	(249)	(608)

Operating expenses:
Engineering and product development costs	1,309	1,574	2,507	2,722
Selling, general and administrative costs	1,838	1,849	3,534	3,902
Total operating expenses	3,147	3,423	6,041	6,624
Operating loss	(3,231)	(3,919)	(6,290)	(7,232)

Gain due to the change in fair value of warrant liabilities	-	51	6	136
Interest income, net	32	7	74	21
Foreign exchange gain/(loss)	10	(29)	(4)	(55)
Net loss	$(3,189)	$(3,890)	$(6,214)	$(7,130)
Basic and diluted net loss per share	$(0.51)	$(4.20)	$(1.01)	$(7.78)
Weighted average shares used to compute basic and diluted net loss per share	6,259,655	926,175	6,150,061	916,934

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six months ended October 31,
	2019	2018

Cash flows from operating activities:
Net loss	$(6,214)	$(7,130)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	4	55
Depreciation and amortization	173	90
Compensation expense related to stock option grants and restricted stock	168	135
Gain due to the change in fair value of warrant liabilities	(6)	(136)
Changes in operating assets and liabilities:
Accounts receivable	(934)	(296)
Unbilled receivables	-	71
Contract assets	(96)	(23)
Other assets	(6)	(109)
Accounts payable	(138)	24
Accrued expenses	(75)	(56)
Deferred rent	-	5
Deferred credit payable	-	(600)
Unearned revenue	-	(18)
Change in lease liability	(96)	-
Contract liabilities	802	373
Net cash used in operating activities	(6,418)	(7,615)
Cash flows from investing activities:
Purchases of marketable securities	-	(25)
Maturities of marketable securities	-	50
Purchase of computers, equipment and furniture	(41)	(52)
Net cash used in investing activities	(41)	(27)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	-	68
Proceeds from issuance of common stock- AGP At The Market offering, net of issuance costs	746	-
Costs associated with exercise of pre-funded warrants	(18)	-
Payment of capital lease obligations	-	(19)
Acquisition of treasury stock	(1)	(1)
Net cash provided by financing activities	727	48
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	(75)
Net decrease in cash, cash equivalents and restricted cash	(5,737)	(7,669)
Cash, cash equivalents and restricted cash, beginning of period	17,159	12,225
Cash, cash equivalents and restricted cash, end of period	$11,422	$4,556

Ocean Power Technologies, Inc.